UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 28, 2010

LUCKY BOY SILVER CORP.
(Exact name of registrant as specified in its charter)

Wyoming	333-146675	27-3787574
(State or Jurisdiction	(Commission	(IRS Employer

7230 Indian Creek Ln., Ste 201, Las Vegas, NV 89149
(Address and telephone number of principal executive office)

Registrant’s telephone number, including area code:  (702) 839-4029

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

 ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The registrant has entered into an equity financing agreement for up to $2,500,000 with Cardinal Capital Holdings, Limited, a private British Virgin Island investment group. Under the terms of the agreement, the Company may from time to time request a purchase of up to $250,000 per request. On October 28, 2010 Lucky Boy Silver Corp. received its first fund draw of $225,000 and issued 346,154 restricted shares and intends to use the proceeds for operating expenses, acquisitions, working capital and general corporate activities.

Under the terms of the agreement, Lucky Boy may draw up to a total of $1,500,000 through October 19th, 2011. The investment group, at its discretion, may invest an additional $1,000,000 at $.65 when the total first round has been completed. All of the securities to be issued under the agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The registrant has entered into an equity financing agreement for up to $2,500,000 with Cardinal Capital Holdings, Limited, a private British Virgin Island investment group. Under the terms of the agreement, the Company may from time to time request a purchase of up to $250,000 per request. On October 28, 2010 Lucky Boy Silver Corp. received its first fund draw of $225,000 and issued 346,154 restricted shares and intends to use the proceeds for operating expenses, acquisitions, working capital and general corporate activities.

Under the terms of the agreement, Lucky Boy may draw up to a total of $1,500,000 through October 19th, 2011. The investment group, at its discretion, may invest an additional $1,000,000 at $.65 when the total first round has been completed. All of the securities to be issued under the agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

Exhibits

No.	Exhibits
3	Share Issuance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCKY BOY SILVER CORP.

Per:

/s/ Ken Liebscher
Ken Liebscher
President, Chief Executive Officer, and Director
October 29, 2010

EXHIBIT INDEX

No.	Exhibits
3	Share Issuance Agreement